CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of New River Small Cap Fund and New River Core Equity Fund (each a series of New River Funds) (the “Funds”), and to the use of our report dated October 6, 2006 on the financial statements and financial highlights of the Funds.   Such financial statements and financial highlights appear in the 2006 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

December 29, 2006